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                          [VINSON & ELKINS LETTERHEAD]



                              November 4, 1996


Bettis Corporation
18703 GH Circle
Waller, Texas  77484

Gentlemen:

         You have requested our opinion with respect to certain federal income tax consequences under the Internal Revenue Code of 1986, as amended (the "Code") of the merger of Blue Acquisition Inc. ("Acquisition"), a wholly-owned subsidiary of Daniel Industries, Inc. ("Parent") with and into Bettis Corporation (the "Company") as hereinafter described (the "Merger"). Our opinion is based upon the Agreement and Plan of Merger dated as of September 17, 1996, by and among the Company, Parent, and Acquisition (the "Merger Agreement") and the facts set forth in the Registration Statement on Form S-4 filed by Parent with the Securities and Exchange Commission on October 22, 1996, and all amendments thereto (the "Registration Statement").(1) In addition, in connection with this opinion, the Company and Parent have executed Officer's Certificates setting forth representations regarding certain facts. Our opinion is based upon the initial accuracy of those representations and upon the accuracy of those representations at the Effective Time.


                                     FACTS

THE COMPANY

         The Company is a Delaware corporation with its principal office at 18703 GH-Circle, Waller, Texas, 77484. The Company maintains its books and records on an accrual basis of accounting and its taxable year ends on December
31. The Company manufactures pneumatic, hydraulic and electric valve actuators and control systems used world-wide for the automation of valves in numerous energy and industrial markets.

         The Company's authorized capital stock consists of (i) 30,000,000 shares of $.01 par value voting common stock ("Company Common Stock") of which 8,483,435 were issued and outstanding





------------------------

   (1) Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement.
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as of August 31, 1996, and (ii) 1,000,000 shares of preferred stock, par value
$0.01 per share, of which no shares are issued and outstanding.

         The Company Common Stock is traded on the New York Stock Exchange.

PARENT

         Parent is a Delaware corporation with its principal office at 9753 Pine Lake Drive, Houston, Texas 77056. Parent maintains its books on an accrual method of accounting and has a fiscal year that ends on September 30. Parent is engaged in providing products and systems used primarily by producers, refiners and transporters of oil and natural gas.

         Parent's authorized capital stock consists of (i) 20,000,000 shares of common stock, par value $1.25 per share ("Parent Common Stock"), of which 12,136,813 shares were issued and outstanding as of August 31, 1996, and (ii) 1,000,000 shares of preferred stock, $1.00 par value per share, none of which are issued and outstanding.

         Parent Common Stock is traded on the New York Stock Exchange.

ACQUISITION

         Acquisition is a Delaware corporation and a wholly-owned subsidiary of Parent. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of the Merger Agreement and the transactions contemplated by the Merger Agreement, Acquisition has neither incurred any obligation or liability nor engaged in any business or activity.

THE MERGER

         The Merger Agreement provides for the merger of Acquisition with and into the Company in accordance with the Delaware General Corporation Law. As a result of the Merger, the separate existence of Acquisition shall cease and the Company, as the Surviving Corporation in the Merger, shall be a wholly-owned subsidiary of Parent, shall continue its corporate existence under the laws of the State of Delaware, and shall succeed to all of the properties, rights, debts and liabilities of the Company and Acquisition.

         At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the Company's treasury or by any of the Company's subsidiaries and shares held by Parent, Acquisition or any other subsidiary of Parent, which shares shall be canceled) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become .58 of a fully paid and nonassessable share of Parent Common Stock.
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         No fractional shares of Parent Common Stock shall be issued in the
Merger, but in lieu thereof, each holder of shares of Company Common Stock otherwise entitled to a fraction of a share of Parent Common Stock shall be entitled to receive an amount of cash (without interest) determined by multiplying the average closing price for Parent Common Stock as reported on the New York Stock Exchange Composite Transactions for the ten business trading days next preceding the Effective Time by the fractional share interest to which such holder would otherwise be entitled.

         Holders of shares of Company Common Stock and holders of shares of Parent Common Stock are not entitled to dissenters' appraisal rights.

         At the Effective Time, each outstanding share of common stock of Acquisition shall be converted into one share of common stock of the Surviving Corporation.

BUSINESS PURPOSE

         The Board of Directors of the Company has concluded that the Merger is in the best interest of the Company and its stockholders. In reaching this conclusion, the Board of Directors considered, among other factors, (i) the projected financial performance of the combined entity, (ii) the projected market capitalization and trading multiples of the combined entity, (iii) the recent and prior market prices of the Company Common Stock and the Parent Common Stock, (iv) the increased financial flexibility expected to result from the Merger, (v) increased liquidity for the Company shareholders, and (vi) the financial analysis and opinion of Jefferies & Company, Inc. The Company Board of Directors believes that the Merger is an opportunity for the Company stockholders to participate in a combined enterprise that has significantly greater business and financial resources the Company would have absent the Merger and to receive a premium for their Company Common Stock based on recent market prices.

                            STATEMENT OF AUTHORITIES

         Section 368(a)(1)(A) of the Code defines a "reorganization" to include a statutory merger or consolidation. Section 368(a)(2)(E) provides that a transaction otherwise qualifying under section 368(a)(1)(A) shall not be disqualified by reason of the fact that stock of a corporation (referred to as the "controlling corporation") which before the merger was in control of the merged corporation is used in the transaction, if (i) after the transaction, the corporation surviving the merger holds substantially all of its properties and of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction), and (ii) in the transaction, former shareholders of the surviving corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation.

         Section 368(b) of the Code provides that the term "a party to a reorganization" includes both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another, and that in the case of a reorganization qualifying under section 368(a)(1)(A) by reason of section 368(a)(2)(E), also includes the controlling corporation referred
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to in section 368(a)(2)(E).  Section 368(c) provides that the term "control"
means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

         Section 368(a)(2)(F) of the Code provides generally that if two or more parties to a transaction described in section 368(a)(1) were investment companies (as defined in section 368(a)(2)(F)(iii) and (iv)) immediately before the transaction, then the transaction shall not be considered to be a reorganization with respect to any such investment company (and its shareholders). Section 368(a)(3) provides additional rules with respect to the reorganization of a corporation in a title 11 or similar case.

         Section 354(a)(1) of the Code provides that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.

         Treas. Reg. Section 1.368-1(b) provides that requisite to a reorganization under the Code are a continuity of the business enterprise under the modified corporate form and a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization.

         Treas. Reg. Section 1.368-1(d) provides that the continuity of business enterprise is satisfied if the acquiring corporation either (i) continues the historic business of the acquired corporation or (ii) uses a significant portion of the acquired corporation's historic business assets in a business.

         In Revenue Procedure 77-37, 1977-2 C.B. 568, the Internal Revenue Service published operating rules used in considering requests for rulings involving corporate reorganizations. Section 3.02 of Revenue Procedure 77-37 provides that the "continuity of interest" requirement of Treas. Reg. Section 1.368-1(b) is satisfied if there is continuing interest through stock ownership in the acquiring corporation (or a corporation in control thereof) on the part of the former shareholders of the acquired corporation which is equal in value, as of the effective date of the reorganization, to at least 50% of the value of all of the formerly outstanding stock of the acquired corporation as of the same date. Sales, redemptions, and other dispositions of stock occurring prior or subsequent to the reorganization will be considered in determining whether there is a 50 percent continuing interest through stock ownership as of the effective date of the reorganization. Revenue Procedure 77-37, by its terms, does not define, as a matter of law, the lower limits of continuity of interest. See, e.g., John A. Nelson Co. v. Helvering, 296 U.S. 374 (1935); Helvering v. Minnesota Tea Co., 296 U.S. 378 (1935); Miller v. Commissioner,
84 F.2d 415 (6th Cir. 1936); and United States v. Adkins-Phelps, Inc., 400
F.2d 737 (8th Cir. 1968).

         In Revenue Procedure 86-42, 1986-2 C.B. 722, the Internal Revenue Service set forth standard representations to be submitted as a prerequisite to the issuance of rulings on the tax
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consequences of a reorganization described in section 368(a)(1)(A) and section
368(a)(2)(E) of the Code, which to the extent relevant are substantially the same as the representations set forth in the Parent and Company Officer's Certificates. In Revenue Procedure 90-56, 1990-2 C.B. 639, the Internal Revenue Service stated that it will no longer issue advance rulings on whether a transaction constitutes a corporate reorganization within the meaning of section 368(a)(1)(A) of the Code, but did not revoke Revenue Procedure 86-42.

                                  CONCLUSIONS

         Based upon the facts as summarized above and the representations set forth in the Officer's Certificates of the Company and the Parent and the authorities and ruling policies of the Internal Revenue Service discussed above as applied to those facts and representations, and conditioned upon our understanding that the transactions contemplated by the Merger Agreement will be carried out strictly in accordance with the terms of the Merger Agreement, it is our opinion that:

                 (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code;

                 (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of section 368(b) of the Code; and

                 (iii) no gain or loss for Federal income tax purposes will be recognized by a shareholder of the Company as a result of the Merger with respect to shares of Company Common Stock converted into shares of Parent Common Stock (except to the extent of cash received in lieu of fractional shares of Parent Common Stock).

         We express no opinion as to the tax treatment of the Merger under the provisions of any other sections of the Code which also may be applicable thereto or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transactions which are not specifically addressed in the foregoing opinion.

         This opinion is given to you by us solely for your use and is not to be quoted or otherwise referred to or furnished to any governmental agency (other than to the Securities and Exchange Commission as an exhibit to the Registration Statement or to the Internal Revenue Service in connection with an examination of the transactions contemplated by the Merger Agreement) or to other persons without our prior written consent.

                                        Very truly yours,



                                        VINSON & ELKINS L.L.P